ADDvantage Technologies Group, Inc.
1221 E. Houston
Broken Arrow, Oklahoma 74012

For further information	KCSA Strategic Communications
Company Contact:	Elizabeth Barker
Scott Francis (918) 251-9121	(212) 896-1203
ebarker@kcsa.com

ADDvantage Technologies to Divest Cable TV Segment Operations

Divestment is aligned with Company’s strategic growth plan and will allow it to direct additional resources into expanding its Telco segment operations

BROKEN ARROW, Oklahoma, December 27, 2018 – ADDvantage Technologies Group, Inc. (NASDAQ:  AEY), today announced it has entered into an agreement to sell the Cable TV segment business for $10.3 million to Leveling 8 Inc, a company controlled by David Chymiak, the Company’s Chief Technology Officer, director and a substantial shareholder. The purchase price will consist of $3.9 million of cash and a $6.4 million promissory note to be paid in semi-annual installments over five years with an interest rate of 6.0%.  The transaction was negotiated and approved by a committee of independent directors and is subject to shareholder approval, including approval by the holders of a majority of the shares which are unaffiliated with the buyer, and is anticipated to occur in the third fiscal quarter of 2019.

Although the Company is prohibited from soliciting other offers for its Cable TV segment, the agreement does permit its board of directors to consider and approve a superior unsolicited acquisition proposal.

In November 2018, the Company completed the sale of the Cable TV segment’s Broken Arrow, Oklahoma facility for $5.0 million.

The Cable TV segment sells new, surplus and refurbished cable television equipment to cable television operators or other resellers that sell to customers throughout North America, Central America, South America and, to a lesser extent, other international regions that utilize the same technology. In addition, this segment repairs cable television equipment for various companies. The Cable TV segment has experienced top-line revenue declines since 2008 as the consolidation of cable television operators and original equipment manufacturers and an overall decrease in equipment upgrades by the cable television operators led to a reduction in the size of the market.
Divesting the Cable TV segment is in line with the Company’s long term strategy to drive growth through organic growth and acquisitions within the telecommunications industry. Transitioning out of the Cable TV segment will allow the Company to direct additional cash into the wireless and wireline Telecom segment, where there is a significantly larger growth opportunity.

Joe Hart, Chief Executive Officer, said, “Pursuing the sale of the Cable TV segment is a milestone event for us as it has been the foundation of the company for more than 30 years. For some time now, the Cable TV market has been shrinking and, despite our best efforts, we have not been able to achieve sustainable topline growth in this segment. The sale of the Cable TV segment, combined with the recent sale of the Broken Arrow, Oklahoma facility, will inject over $15 million into our business. This will enable our leadership team to focus all our time and resources on building out our Telco segment operations, where we have several exciting growth initiatives in place with our Nave and Triton subsidiaries, as well as our recently announced plans to offer wireless infrastructure services. We are excited to enter this new chapter in our development and look forward to improving the long term growth prospects of ADDvantage Technologies.”

Mr. Chymiak is the original founder of Tulsat, one of the major subsidiaries within the Cable TV segment. We believe that this sale will allow Mr. Chymiak the flexibility to rejuvenate the Cable TV business as he sees fit and provide a fresh start for the dedicated employees within the Cable TV business. Although Mr. Chymiak will no longer be an employee of our Company as he focuses exclusively on the Cable TV business, he will remain on the Board of the Company.

About ADDvantage Technologies Group, Inc.
ADDvantage Technologies Group, Inc. (NASDAQ:  AEY) supplies the cable television (Cable TV) and telecommunications industries with a comprehensive line of new and used system-critical network equipment and hardware from a broad range of leading manufacturers. The equipment and hardware ADDvantage distributes is used to acquire, distribute, and protect the communications signals carried on fiber optic, coaxial cable and wireless distribution systems, including television programming, high-speed data (Internet) and telephony. The Company is also launching a services business to provide turn-key wireless infrastructure services, such as the installation and decommissioning of equipment on cell towers, for wireless carriers, contractors supporting the wireless carriers, and equipment manufacturers.  In addition, ADDvantage operates a national network of technical repair centers focused primarily on Cable TV equipment and recycles surplus and obsolete Cable TV and telecommunications equipment.
ADDvantage operates through its subsidiaries, Tulsat, Tulsat-Atlanta, Tulsat-Texas, NCS Industries, ComTech Services, Nave Communications and Triton Datacom. For more information, please visit the corporate web site at www.addvantagetechnologies.com.

The information in this announcement may include forward-looking statements.  All statements, other than statements of historical facts, which address activities, events or developments that the Company expects or anticipates will or may occur in the future, are forward-looking statements.  These statements are subject to risks and uncertainties, which could cause actual results and developments to differ materially from these statements.  A complete discussion of these risks and uncertainties is contained in the Company’s reports and documents filed from time to time with the Securities and Exchange Commission.